EXHIBIT 10.12

ADDENDUM TO

SUBSCRIPTION AND INVESTMENT LETTER

FROM KIRK KIMERER

AND

APOLLO MEDIA NETWORK, INC.

The Effective Date of the transaction shall be deemed to be August 31, 2015, for all purposes hereunder.

Date: January 26, 2016

Kirk Kimerer

By:/s/ Kirk Kimerer

            Name:  Kirk Kimerer

Date: January 26, 2016

Apollo Media Network, Inc.

By:/s/ Kirk Kimerer

            Name:  Kirk Kimerer, CEO

SUBSCRIPTION AND INVESTMENT LETTER

TO: The Board of Directors of

Apollo Media Network, Inc.

The undersigned, Kirk Kimerer, hereby subscribes for Three Million Ninety- Nine Thousand Nine Hundred (3,099,900) shares (the "Shares") of the common stock of Apollo Media Network, Inc., a Delaware corporation ("Apollo" or the "Corporation"), in consideration of the assets transferred and assigned to the Corporation pursuant to that certain Assignment, Assumption and Release Agreement effective as of June 30, 2015 to which the Corporation and the undersigned are parties.

As an inducement to the Corporation to accept this subscription offer, I hereby represent, warrant, covenant and acknowledge to Apollo that:

a. Tax Consequences. I understand and acknowledge that the income tax consequences of this subscription for the Shares are uncertain and complex, and that I have been urged to consult with and rely on my own tax advisor with respect to the federal, state and foreign tax consequences arising from this subscription. I have not received any tax advice from Apollo or its attorneys or accountants.

b. Purchase Entirely for Own Account. The acceptance of this subscription by Apollo and its issuance of the Shares subscribed for hereby are being done in reliance upon my representation to Apollo, and I hereby represent, that the Shares are being acquired for my own account, not as a nominee or agent, and not with a view to the resale or distribution of any part of the Shares, and that I have no present intention of selling, granting any participation in, or otherwise distributing the Shares. Further, I do not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person with respect to the Shares.

c. Disclosure of Information. I have received and carefully reviewed all information that I consider necessary or appropriate for deciding whether to acquire the Shares. I have had an opportunity to ask questions of and receive answers from Apollo regarding Apollo and its business.

d. Investment Experience. I am an experienced investor in securities of privately held companies and am able to fend for myself, can bear the economic risk of an investment in the Shares, and have such knowledge and experience in financial or business matters that I am capable of evaluating the merits and risks of an investment in the Shares. I have adequate means of providing for my current needs and anticipated contingencies and have no need for liquidity of this investment. My commitment to illiquid investments is reasonable in relation to my net worth.

e. High Degree of Risk. I acknowledge and agree that an investment in the Shares is speculative and subject to substantial risks, and there can be no guarantee of

Kimerer to Apollo Subscription Agreement - Final

any return of capital or the amount or type of profit or loss to be realized, if any, as a result of an investment in the Shares.

f. Subscriber's Advisors. I have been encouraged and have had the opportunity to consult with qualified legal, accounting, financial, tax and other advisors, and have consulted with such advisors or have waived my right to do so, and I understand the financial, income tax and other aspects of subscribing for the Shares. I acknowledge that neither Apollo nor anyone on behalf of Apollo has made any representations to me regarding the tax or financial consequences of subscribing for the Shares.

g. Accredited Investor. I warrants that I am an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the "$") under the Securities Act of 1933, as amended (the ""), for the following reasons:

PLEASE INITIAL APPLICABLE STATEMENTS:

______ (Natural person only). My individual net worth excluding the value of my primary residence, or joint net worth together with my spouse excluding the value of my primary residence (if any), is in excess of $1,000,000, with net worth calculated as (1) total assets (less any positive equity in my primary residence), less (2) total liabilities

(including all mortgage debt on my primary residence).

______ (Natural person only). My individual income was in excess of $200,000 in each of the past two years (excluding my spouse's income)

and I expect to have an income (excluding my spouse's income) in excess of that amount in the current year or my individual income for each of such years together with my spouse's is in excess of $300,000 each.

___X__ Other. (Please describe basis for accredited status.) Chief

Executive Officer and director of the Corporation

h. Reliance by Apollo. I understand that the Shares will be issued in reliance on specific exemptions from the registration requirements of federal, state, and foreign laws and that Apollo is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements, and understandings set forth herein.

i. Indemnification. I hereby indemnify and hold harmless Apollo and its affiliates, and each of their respective officers, directors, shareholders, members, managers, partners, employees, agents and advisors, from and against any loss, damage, or liability arising out of or relating to a breach of any of my representations, warranties, covenants, or other agreements contained in this Subscription Offer.

j. Governing Law; Jurisdiction. I acknowledge and agree that except as otherwise required by law, all questions relating to the validity, interpretation,

Kimerer to Apollo Subscription Agreement - Final

performance, and enforcement hereof will be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict-of-interest provisions to the contrary. Jurisdiction of and venue for any legal action between me and Apollo will be in the state and federal courts located in Maricopa County, Arizona, and I hereby consent to such jurisdiction and venue.

IN WITNESS WHEREOF, I have executed this Subscription Offer and Investment Letter as of June 30, 2015.

/s/ Kirk Kimerer

Kirk Kimerer

Social Security or

Taxpayer ID No.: (on file)

Address: 1313 E. Osborn Road, Suite 100

Phoenix, AZ 85014

AGREED AND ACCEPTED BY:

APOLLO MEDIA NETWORK, INC.

By: /s/ Kirk Kimerer

Its: Chief Executive Officer

Date: As of June 30, 2015

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Kimerer to Apollo Subscription Agreement - Final